Exhibit 99.1

Multi-Color Corporation Announces EPS of $1.06 and Non-GAAP Core EPS of $0.71 for Q3 FY2018

CINCINNATI, OHIO, February 6, 2018 – Multi-Color Corporation (NASDAQ: LABL) today announced third quarter fiscal 2018 results.

“Our focus now is twofold. Firstly, maintaining stronger organic growth than in prior years; and secondly the performance of the Constantia Labels acquisition from October 31, 2017, especially given that our legacy operations are now past prior quarters significant inefficiencies,” said Nigel Vinecombe, Executive Chairman of Multi-Color Corporation.

Q3 Highlights & Developments

•	Organic growth was 7% for the quarter. Growth was broadly based over North America, Europe, Australia and Africa across both home & personal care and wine & spirits.

•	Organic growth fiscal year to date now at 5% after Q3, led by North America, Europe, and Latin America.

•	Core gross margin for Q3 at 17.7% was reduced by lower sales and mix from the Constantia Labels acquisition. [Gross margin for Q3, including inventory purchase accounting adjustments, was 16.2%.]

•	Core SG&A was 8.4% as a result of the Constantia labels acquisition, partially offset by higher amortization expense. [SG&A for Q3 was 11.8%, including acquisition and integration costs.]

•	Core EPS for our legacy business (excluding FY18 acquisitions) was in line with expectations for the quarter, without the significant operating inefficiencies that affected prior quarters.

•	Core EPS was negatively impacted in the quarter by the Constantia Labels acquisition earnings shortfall to expectations. This was the result of limited synergy savings and operational inefficiencies in a handful of plants, combined with traditionally lower sales in the December quarter.

•	Constantia Labels synergy savings expectations for FY19 are in line with forecast savings previously announced; and operating inefficiencies are expected to be overcome for FY19.

•	FY18 acquisitions in Germany and Tanzania are performing to expectations.

•	FY19 organic growth benefits are expected to offset the higher amortization expense in the year.

Third Quarter Results

•	Net revenues increased 67% to $352.7 million compared to $210.7 million in the prior year quarter. Acquisitions occurring after the beginning of the third quarter of fiscal 2017 accounted for a 57% increase in revenues, net of the sale of the Southeast Asian Durables business. Organic revenues increased 7% and foreign exchange rates, primarily driven by appreciation of the Euro, led to a 3% increase in revenues quarter over quarter.

•	Gross profit increased 39% or $16.1 million compared to the prior year quarter. Acquisitions occurring after the beginning of the third quarter of fiscal 2017 contributed 22% or $9.2 million to gross profit, net of divestitures. Core gross profit, a non-GAAP financial measure, increased 51% or $21.1 million compared to the prior year quarter. Organic gross profit increased 14% or $6 million. The remaining increase of 2% or $1 million related to the favorable effects of foreign exchange. Core gross margins, a non-GAAP financial measure, were 17.7% of net revenues for the current year quarter compared to 19.6% in the prior year quarter.

•	Selling, general and administrative expenses increased $21.1 million compared to the prior year quarter primarily related to acquisitions and acquisition-related expenses. Core SG&A, a non-GAAP financial measure, increased 47% or $9.5 million in the current year quarter compared to the prior year quarter. Acquisitions occurring after the beginning of the third quarter of fiscal 2017, net of divestitures, and unfavorable foreign exchange contributed $9 million and $0.5 million, respectively, to the increase. Core SG&A decreased as a percentage of sales to 8.4% from 9.5% compared to the prior year quarter. Non-core items related to acquisition and integration expenses were $12 million in the current year quarter compared to $0.4 million in the prior year quarter. Acquisition and integration expenses in the current year quarter included $11.7 million related to the Constantia Labels acquisition.

•	Facility closure expenses were $0.8 million in the current year quarter compared to $0.4 million in the prior year quarter. The current quarter expenses primarily related to the consolidation of our manufacturing facility in Merignac, France into our plant in Libourne, France. Expenses in the prior year quarter primarily related to the consolidation of our manufacturing facilities in Dublin, Ireland into a single location and consolidation of our manufacturing facilities in Glasgow, Scotland into a single location.

•	Operating income decreased 26% or $5.4 million compared to the prior year quarter primarily due to acquisition and integration expenses and inventory purchase accounting adjustments. Acquisitions occurring after the beginning of the third quarter of fiscal 2017, net of divestitures, increased operating income by 1% or $0.2 million. Core operating income, a non-GAAP financial measure, increased 55% or $11.6 million compared to the prior year quarter. Non-core items in the current year quarter primarily related to inventory purchase accounting adjustments of $5 million, acquisition and integration expenses of $12 million, and facility closure expenses of $0.8 million.

•	Interest expense increased $15.5 million in the current year quarter compared to the prior year quarter, primarily due to the increase in debt borrowings to finance the acquisition of Constantia Labels. Core interest expense, a non-GAAP financial measure, was $14.2 million, excluding $7.4 million for pre-acquisition interest and fees to secure financing for the Constantia Labels acquisition and the write-off of unamortized debt fees related to the prior credit agreement upon execution of the new agreement.

•	Other expense was $9.7 million in the current year quarter compared to other income of $1.1 million in the prior year quarter. Core other expense, a non-GAAP financial measure, was $0.2 million in the current year quarter compared to core other income of $0.2 million in the prior year quarter. Non-core items in the current year quarter of $9.5 million primarily relate to net foreign currency losses for the acquisition and structuring of Constantia Labels. In the prior year quarter, non-core items of $0.9 million related to adjustments to reconcile certain supplemental purchase price accruals to management’s estimate of the liability.

•	Income tax was a benefit of $36.8 million in the current year quarter compared to income tax expense of $3.2 million in the prior year quarter. The income tax benefit was primarily the result of tax rate changes enacted during the period in the U.S. and Belgium, which resulted in net benefits of $16.2 million and $15.4 million, respectively. The effective tax rate on core net income, a non-GAAP financial measure, was 25% for the current year quarter compared to 21% in the prior year quarter primarily due to discrete items that reduced income tax expense in the prior year quarter. The Company expects its annual effective tax rate on core net income to be approximately 27% in fiscal 2018.

•	Net income increased 69% or $8.4 million in the current year quarter compared to the prior year quarter. Core net income increased 16% or $1.9 million compared to the prior year quarter.

•	Diluted EPS increased 49% to $1.06 per diluted share in the current year quarter compared to $0.71 per diluted share in the prior year quarter. Excluding the impact of the non-core items noted below, core EPS, a non-GAAP financial measure, increased 1% to $0.71 per diluted share compared to $0.70 in the prior year quarter.

The following table shows adjustments made to net income and diluted EPS between reported GAAP and non-GAAP results for the three months ended December 31, 2017 and 2016. Refer to the tables in Exhibit A for a reconciliation of adjustments made to gross profit, SG&A expenses, operating income, interest expense, other (income) expense, EBITDA, income before income taxes, income tax expense, and effective tax rate between reported GAAP and non-GAAP results. The sum of the EPS amounts may not equal the totals due to rounding.

	Three Months Ended
	12/31/17 (in 000’s)	Diluted EPS	12/31/16 (in 000’s)	Diluted EPS
Net income attributable to MCC and diluted EPS, as reported	$20,532	$1.06	$12,126	$0.71
Inventory purchase accounting charges, net of tax	3,588	0.18	—	—
Acquisition and integration expenses, net of tax	10,165	0.52	341	0.02
Facility closure expenses, net of tax	507	0.03	314	0.02
Foreign currency loss on acquisition, net of derivatives and related debt, net of tax	9,465	0.49	—	*
Net foreign currency gain on acquisition structuring loans, net of tax	(3,686)	(0.19)	—	*
Pre-acquisition financing costs and deferred loan fees, net of tax	4,857	0.25	—	*
Impact of US tax reform	(16,186)	(0.83)	—	*
Impact of Belgian tax reform	(15,409)	(0.79)	—	*
Supplemental purchase price adjustments	—	—	(887)	(0.05)

Core net income and diluted EPS, (non-GAAP)	$13,833	$0.71	$11,894	$0.70

*	Diluted EPS is less than $0.01

Year-to-date Results:

•	Net revenues increased 25% or $171.9 million to $851.2 million compared to $679.3 million in the nine months ended December 31, 2016. Acquisitions occurring after the beginning of fiscal 2017 accounted for a 20% increase in revenues, net of divestitures. Increased revenues in North America and Europe contributed to an organic revenue increase of 5% and foreign exchange rates, primarily driven by appreciation of the Euro, led to a less than 1% increase in revenues year to date.

•	Gross profit increased 11% or $15.3 million compared to the nine months ended December 31, 2016. Acquisitions occurring after the beginning of fiscal 2017 contributed 7% or $10.4 million to gross profit, net of divestitures. Organic gross profit increased $3.7 million due to improved operating performance, primarily in the United Kingdom. Core gross profit increased 14% or $20.6 million compared to the nine months ended December 31, 2016. The remaining increase of $1.2 million related to the favorable effects of foreign exchange. Core gross margins were 19.3% of net revenues for the nine months ended December 31, 2017 compared to 21.1% in the nine months ended December 31, 2016.

•	Selling, general and administrative expenses increased $27.5 million compared to the nine months ended December 31, 2016 primarily related to acquisitions and acquisition-related expenses. Core SG&A, a non-GAAP financial measure, increased 18% or $11.3 million compared to the prior year to date period, including $10.5 million related to acquisitions occurring after the beginning of fiscal 2017, net of divestitures. Unfavorable foreign exchange contributed $0.5 million to SG&A and the remaining increase of $0.2 million primarily related to compensation expenses. Core SG&A decreased as a percentage of sales to 8.6% from 9.1% in the prior year to date period. Non-core items related to acquisition and integration expenses were $17 million in the nine months ended December 31, 2017 compared to $0.8 million in the prior year.

•	Facility closure expenses were $0.9 million in the nine months ended December 31, 2017 compared to $0.6 million in the nine months ended December 31, 2016. The current period expenses primarily related to consolidation of our manufacturing facility in Merignac, France into our plant in Libourne, France. Expenses in the prior year period primarily related to consolidation of our manufacturing facilities in Dublin, Ireland into a single location and consolidation of our manufacturing facilities in Glasgow, Scotland into a single location.

•	Operating income decreased 16% or $12.6 million compared to the nine months ended December 31, 2016. Acquisitions occurring after the beginning of fiscal 2017, net of divestitures, reduced operating income by $0.1 million primarily related to one-time purchase accounting adjustments. Core operating income, a non-GAAP financial measure, increased 11% or $9.3 million compared to the prior year to date period. Non-core items in fiscal 2018 relate to inventory purchase accounting charges of $5.5 million, acquisition and integration expenses of $17 million, and facility closure expenses of $0.9 million.

•	Interest expense increased $15.5 million compared to the nine months ended December 31, 2016 primarily due to the increase in debt borrowings to finance the Constantia Labels acquisition. Core interest expense, a non-GAAP financial measure, was $27.2 million for the nine months ended December 31, 2017, excluding $7.4 million for pre-acquisition interest and fees to secure financing for the Constantia Labels acquisition and the write-off of unamortized debt fees related to the prior credit agreement upon execution of a new agreement.

•	Other expense was $8.2 million in the nine months ended December 31, 2017 compared to other income of $1.7 million in the nine months ended December 31, 2016. Core other expense, a non-GAAP financial measure, was $1.2 million in the nine months ended December 31, 2017 compared to core other income of $0.8 million in the prior year period primarily related to the unfavorable impact of the release of a $1.1 million foreign indemnification receivable in the current year period, for which an offsetting tax liability was also relieved reducing the current year effective tax rate and gains and losses on foreign exchange. Non-core items in the current year quarter primarily relate to $6.5 million of net foreign currency losses for the acquisition and structuring of Constantia Labels and $0.5 million of loss on the sale of the Southeast Asian durables business. In the prior year, non-core items of $0.9 million related to adjustments to reconcile certain supplemental purchase price accruals to management’s estimate of the liability.

•	Income tax was a benefit of $25.4 million in the nine months ended December 31, 2017 compared to income tax expense of $17.8 million in the nine months ended December 31, 2016. The income tax benefit was primarily the result of tax rate changes enacted during the period in the U.S. and Belgium, which resulted in net benefits of $16.2 million and $15.4 million, respectively. The effective tax rate on core net income, a non-GAAP financial measure, was 25% for the current year period compared to 28% in the prior year period primarily due to discrete items that reduced income tax expense recognized in the current period, including the release of a tax liability related to a foreign indemnification receivable related to previous acquisitions for $1.1 million for which there was an offsetting impact in other expense. Additionally, MCC adopted a new accounting standard to simplify share based payments during the current period, which decreased our tax expense $1.6 million compared to the nine months ended December 31, 2016.

•	Net income increased 13% or $5.6 million in the nine months ended December 31, 2017 compared to the prior year to date period. Core net income, a non-GAAP financial measure, increased 5% or $2 million compared to the prior year to date period.

•	Diluted earnings per share (EPS) increased 7% or $0.18 per diluted share in the nine months ended December 31, 2017 compared to the prior year period. Excluding the impact of the non-core items noted below, core EPS, a non-GAAP financial measure, decreased 1% or $0.02 per diluted share in the nine months ended December 31, 2017.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and non-GAAP results for the nine months ended December 31, 2017 and 2016. Refer to the tables in Exhibit A for a reconciliation of adjustments made to gross profit, SG&A expenses, operating income, interest expense, core other (income) expense, EBITDA, income before income taxes, and effective tax rate between reported GAAP and non-GAAP results. The sum of the EPS amounts may not equal the totals due to rounding.

	Nine Months Ended
	12/31/17	Diluted	12/31/16	Diluted
	(in 000’s)	EPS	(in 000’s)	EPS
Net income attributable to MCC and diluted EPS, as reported	$49,828	$2.78	$44,274	$2.60
Inventory purchase accounting charges, net of tax	3,879	0.22	107	0.01
Acquisition and integration expenses, net of tax	14,867	0.83	775	0.05
Facility closure expenses, net of tax	593	0.03	487	0.03
Foreign currency loss on acquisition, net of derivatives and related debt, net of tax	7,573	0.42	—	*
Net foreign currency gain on acquisition structuring loans, net of tax	(3,686)	(0.21)	—	*
Pre-acquisition financing costs and deferred loan fees, net of tax	4,857	0.27	—	*
Loss on sale of Southeast Asian durables business	512	0.03	—	*
Impact of US tax reform	(16,186)	(0.91)	—	*
Impact of Belgian tax reform	(15,409)	(0.86)	—	*
Supplemental purchase price adjustments	—	*	(887)	(0.05)

Core net income and diluted EPS, (non-GAAP)	$46,828	$2.61	$44,756	$2.63

*	Diluted EPS is less than $0.01

Third Quarter 2018 Earnings Conference Call and Webcast

The Company will hold a conference call on Tuesday, February 6, 2018 at 10:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please call 866-516-2921 (participant code 4254958) or for international access, please call +1 213-660-0878 (participant code 4254958) by 9:45 a.m. (ET). A replay of the conference call will be available at 1:00 p.m. (ET) on Tuesday, February 6, 2018 through 11:59 p.m. (ET) on Tuesday, February 13, 2018 by calling 855-859-2056 (participant code 4254958) or internationally, by calling +1 404-537-3406 (participant code 4254958). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at http://www.mcclabel.com. Listeners should go to the website prior to the call to register and to download any necessary audio software.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation: factors discussed in conjunction with a forward-looking statement; changes in global economic and business conditions; changes in business strategies or plans; raw material cost pressures; availability of raw materials; availability to pass raw material cost increases to our customers; interruption of business operations; changes in, or the failure to comply with, government regulations, legal proceedings and developments, including, but not limited to, tax law changes; acceptance of new product offerings, services and technologies; new developments in packaging; our ability to effectively manage our growth and execute our long-term strategy; our ability to manage foreign operations and the risks involved with them, including compliance with applicable anti-corruption laws; currency exchange rate fluctuations; our ability to manage global political uncertainty; terrorism and political unrest; increases in general interest rate levels and credit market volatility affecting our interest costs; competition within our industry; our ability to consummate and successfully integrate acquisitions; our ability to recognize the benefits of acquisitions, including potential synergies and cost savings; failure of an acquisition or acquired company to achieve its plans and objectives generally; risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results; risk that some of our goodwill may be or later become impaired; the success and financial condition of our significant customers; dependence on information technology; our ability to market new products; our ability to maintain an effective system of internal control; ongoing claims, lawsuits and governmental proceedings, including environmental proceedings; availability, terms and developments of capital and credit; dependence on key personnel; quality of management; our ability to protect our intellectual property and the potential for intellectual property litigation; employee benefit costs; and risk associated with significant leverage. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirits, food and beverage, healthcare and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, Southeast Asia, Australia, New Zealand, Africa and China with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs over 8,700 associates across 70 operations globally and is a public company trading on the NASDAQ Global Select Market (company symbol: LABL). For additional information on Multi-Color, please visit http://www.mcclabel.com.

Multi-Color Corporation and Subsidiaries
Condensed Consolidated Statements of Income
(unaudited) (in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net revenues	$352,699	$210,658	$851,173	$679,292
Cost of revenues	295,397	169,441	692,640	536,029

Gross profit	57,302	41,217	158,533	143,263
Gross margin	16.2%	19.6%	18.6%	21.1%
Selling, general and administrative expenses	41,519	20,408	90,308	62,798
Facility closure expenses	761	393	890	607

Operating income	15,022	20,416	67,335	79,858
Interest expense	21,624	6,141	34,628	19,118
Other (income) expense, net	9,702	(1,125)	8,225	(1,685)

Income before income taxes	(16,304)	15,400	24,482	62,425
Income tax expense (benefit)	(36,815)	3,205	(25,361)	17,786

Net income	$20,511	$12,195	$49,843	$44,639

Less: Net income attributable to non-controlling interests	(21)	69	15	365

Net income attributable to Multi-Color Corporation	$20,532	$12,126	$49,828	$44,274

Basic shares outstanding	19,319	16,908	17,765	16,863
Diluted shares outstanding	19,446	17,039	17,914	17,007
Basic earnings per share	$1.06	$0.72	$2.80	$2.63
Diluted earnings per share	$1.06	$0.71	$2.78	$2.60

Multi-Color Corporation
Selected Balance Sheet Information
(unaudited) (in thousands)

	December 31, 2017	March 31, 2017
Current Assets	$577,032	$253,746
Total Assets	$2,848,372	$1,091,990
Current Liabilities	$297,118	$144,326
Total Liabilities	$2,130,338	$710,170
Stockholders’ Equity	$718,034	$381,820
Total Debt	$1,607,906	$481,501

Exhibit A

The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). To provide investors with additional information and more meaningful period-to-period comparisons of the Company’s financial and operating results, the Company reports certain non-GAAP financial measurements, as defined by the Securities and Exchange Commission. These measurements are supplemental in nature and should not be considered to be an alternative to reported results prepared in accordance with GAAP. The Company’s non-GAAP financial measurements reported for the periods presented in this earnings release are: core gross profit, core SG&A, core operating income, core interest expense, core other (income) expense, core EBITDA, core net income, core diluted EPS, core income before income taxes, core income tax expense, and core effective tax rate.

These non-GAAP financial measurements are adjusted to exclude acquisition expenses, facility closure expenses, acquisition financing and structuring and costs, and the loss on the sale of the Southeast Asian durables business. These adjustments are disclosed to give the reader an indication of the performance of the business excluding discrete costs related to acquisitions of the new businesses and closures of existing businesses. Acquisition costs represent discrete, external, transaction-related costs, specific to acquisitions that we believe will be accretive in future periods. Similarly, facility closure expenses relate to discrete costs to close plants that management believes will ultimately benefit the business.

These non-GAAP financial measures provide investors with an understanding of the Company’s SG&A expenses, operating income, interest expense, other (income) expense, EBITDA, net income, diluted EPS, income before income taxes, income tax expense, and effective tax rate adjusted to exclude the effect of the non-core items identified above. EBITDA is a non-GAAP financial measure used to measure operating results, defined as earnings before interest, taxes, depreciation and amortization, and other non-operating income and expenses. We believe that these non-GAAP financial measures assist investors in making a consistent comparison to the three and nine months ended December 31, 2017 compared to the results of the prior year periods. In addition, management uses these non-GAAP financial measures internally to perform trend analysis and analyze operating performance to ensure resources are allocated effectively. The non-GAAP measures allow management to analyze trends and performance without masking or distorting the results with the special items identified by management.

Core Gross Profit:

	Three Months Ended		Nine Months Ended
	12/31/17 (in 000’s)	12/31/16 (in 000’s)	12/31/17 (in 000’s)	12/31/16 (in 000’s)
Gross profit, as reported	$57,302	$41,217	$158,533	$143,263
Inventory purchase accounting charges	5,002	—	5,450	148

Core gross profit, (non-GAAP)	$62,304	$41,217	$163,983	$143,411

Core gross profit, (non-GAAP) as a % of net revenues	17.7%	19.6%	19.3%	21.1%

Core SG&A Expenses:

	Three Months Ended		Nine Months Ended
	12/31/17 (in 000’s)	12/31/16 (in 000’s)	12/31/17 (in 000’s)	12/31/16 (in 000’s)
SG&A expenses, as reported	$41,519	$20,408	$90,308	$62,798
Acquisition & integration expenses	(12,021)	(372)	(17,014)	(806)

Core SG&A expenses, (non-GAAP)	$29,498	$20,036	$73,294	$61,992

Core SG&A expenses, as a % of net revenues, (non-GAAP)	8.4%	9.5%	8.6%	9.1%

Core Operating Income:

	Three Months Ended		Nine Months Ended
	12/31/17	12/31/16	12/31/17	12/31/16
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Operating income, as reported	$15,022	$20,416	$67,335	$79,858
Inventory purchase accounting charges	5,002	—	5,450	148
Acquisition & integration expenses	12,021	372	17,014	806
Facility closure expenses	761	393	890	607

Core operating income, (non-GAAP)	$32,806	$21,181	$90,689	$81,419

Core operating income, as a % of net revenues, (non-GAAP)	9.3%	10.1%	10.7%	12.0%

Core EBITDA:

	Three Months Ended		Nine Months Ended
	12/31/17	12/31/16	12/31/17	12/31/16
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Net income attributable to MCC, as reported	$20,532	12,126	49,828	44,274
Inventory purchase accounting charges, net of tax	3,588	—	3,879	107
Acquisition and integration expenses, net of tax	10,165	341	14,867	775
Facility closure expenses, net of tax	507	314	593	487
Foreign currency loss on acquisition, net of derivatives and related debt, net of tax	9,465	—	7,573	—
Net foreign currency gain on acquisition structuring loans, net of tax	(3,686)	—	(3,686)	—
Pre-acquisition financing costs and deferred loan fees, net of tax	4,857	—	4,857	—
Loss on sale of Southeast Asian durables business	—	—	512	—
Impact of US tax reform	(16,186)	—	(16,186)	—
Impact of Belgian tax reform	(15,409)	—	(15,409)	—
Supplemental purchase price adjustments	—	(887)	—	(887)

Core net income (non-GAAP)	$13,833	$11,894	$46,828	$44,756
Core interest expense (non-GAAP)	14,183	6,141	27,187	19,118
Core income tax expense (non-GAAP)	4,588	3,315	15,414	17,978
Depreciation	13,317	8,236	30,723	24,853
Amortization	8,124	3,458	15,559	10,835
Net income attributable to non-controlling interests	(21)	69	15	365
Core other (income) expense (non-GAAP)	223	(238)	1,245	(798)

Core EBITDA, (non-GAAP)	$54,247	$32,875	$136,971	$117,107

Core EBITDA as a % of net revenues, (non-GAAP)	15.4%	15.6%	16.1%	17.2%

Core Interest Expense:

	Three Months Ended		Nine Months Ended
	12/31/17 (in 000’s)	12/31/16 (in 000’s)	12/31/17 (in 000’s)	12/31/16 (in 000’s)
Interest expense, as reported	$21,624	$6,141	$34,628	$19,118
Pre-acquisition financing costs and deferred loan fees	(7,441)	—	(7,441)	—

Core interest expense, (non-GAAP)	$14,183	$6,141	$27,187	$19,118

Core Other (Income) Expense:

	Three Months Ended		Nine Months Ended
	12/31/17 (in 000’s)	12/31/16 (in 000’s)	12/31/17 (in 000’s)	12/31/16 (in 000’s)
Other (income) expense, net, as reported	$9,702	$(1,125)	$8,225	$(1,685)
Foreign currency loss on acquisition, net of derivatives and related debt	(14,733)	—	(11,722)	—
Net foreign currency gain on acquisition structuring loans, net of tax	5,254	—	5,254	—
Loss on sale of Southeast Asian durables business	—	—	(512)	—
Supplemental purchase price adjustments	—	887	—	887

Core other (income) expense, net (non-GAAP)	$223	$(238)	$1,245	$(798)

Core Tax:

	Three Months Ended		Nine Months Ended
	12/31/17 (in 000’s)	12/31/16 (in 000’s)	12/31/17 (in 000’s)	12/31/16 (in 000’s)
Income (loss) before income taxes, as reported	$(16,304)	$15,400	$24,482	$62,425
Other non-core items	34,704	47	37,775	674

Core income before income taxes, (non-GAAP)	$18,400	$15,447	$62,257	$63,099

	Three Months Ended		Nine Months Ended
	12/31/17 (in 000’s)	12/31/16 (in 000’s)	12/31/17 (in 000’s)	12/31/16 (in 000’s)
Income tax expense (benefit), as reported	$(36,815)	$3,205	$(25,361)	$17,786
Impact of US tax reform	16,186	—	16,186	—
Impact of Belgian tax reform	15,409	—	15,409	—
Non-core items	9,808	110	9,180	192

Core income tax expense, (non-GAAP)	$4,588	$3,315	$15,414	$17,978

Effective tax rate	226%	21%	-104%	28%
Core effective tax rate (non-GAAP)	25%	21%	25%	28%

For more information, please contact: Sharon E. Birkett

Vice President and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311